Exhibit 99.1

Qwest Reports Fourth Quarter and Full Year 2010 Results

•      Fourth Quarter and Full Year Highlights

•      Revenue trend continues steady improvement

•      Strategic revenue growth of 7 percent driven by enterprise IP services, carrier demand and residential fiber-based services

•      Adjusted EBITDA(a) margin expands 170 basis points to 37.9 percent in the quarter

•      Full year adjusted free cash flow again exceeds $1.9 billion

•      Fiber-to-the-node customers now 25 percent of total residential HSI base

•      Total broadband, video and wireless connections exceed 5 million

•      Achieves $3.5 billion debt reduction goal

•      Expected merger close date advances

Unaudited (in millions, except per share and margin amounts)

	4Q 2010	4Q 2009	Change		FY 2010	FY 2009	Change
Operating Revenue	$2,899	$2,994	(3.2)%		$11,730	$12,311	(4.7)%
Operating Income	427	450	(5.1)%		2,001	1,975	1.3%
Income (Loss) before Income Taxes	(81)	177	nm		450	903	(50.2)%
Net (Loss) Income	(161)	108	nm		(55)	662	nm
Net (Loss) Income per Diluted Share	$(0.09)	$0.06	nm		$(0.03)	$0.38	nm
Adjusted EBITDA	$1,099	$1,085	1.3%		$4,435	$4,415	0.5%
Adjusted EBITDA Margin	37.9%	36.2%	170	bps	37.8%	35.9%	190	bps
Adjusted Free Cash Flow	$426	$506	(15.8)%		$1,924	$1,930	(0.3)%

(a) See Attachment E for Non GAAP Reconciliations

nm—not meaningful

DENVER, Feb. 15, 2011 — Qwest Communications (NYSE: Q) today reported financial results for the fourth quarter and full year 2010.  For the quarter, the company reported improved year-over-year revenue comparisons, expanded adjusted EBITDA margin and strong free cash flow.  Qwest also continued to strengthen its balance sheet.

For the fourth quarter, the company reported a loss of 9 cents per share compared to positive earnings of 6 cents per share in the fourth quarter 2009.  Special items reduced reported earnings per share by 21 cents in the fourth quarter 2010 and by 2 cents in the year-ago period.  For the full year, the company reported a loss per share of 3 cents compared to positive earnings per share of 38 cents in 2009. Special items reduced reported earnings per share by 47 cents in 2010 and had no net impact in the prior year. Special items for the quarter are discussed in the Consolidated Financial Results section below.

Revenue trends continued to improve in the fourth quarter and for the full year. Reported revenue declined 3 percent year over year for the fourth quarter.  Full year 2010 revenues declined 5 percent on a reported basis.  After adjusting for the change in the company’s wireless business model, revenues for the year declined 4 percent compared to a decline of 6 percent in 2009.

Adjusted EBITDA of $1.1 billion for the fourth quarter increased 1 percent compared to the fourth quarter 2009, while margin increased 170 basis points to 37.9 percent.  Full year adjusted

EBITDA was $4.4 billion, up slightly from 2009, and full year adjusted EBITDA margin of 37.8 percent expanded 190 basis points. This follows a 220 basis point adjusted EBITDA margin improvement for full year 2009 compared to full year 2008.

The company generated adjusted free cash flow of $426 million in the fourth quarter compared to $506 million in the prior year.  For the full year, Qwest generated $1.9 billion in adjusted free cash flow, which is steady with 2009.

In the quarter, the Business Markets segment reported annual growth of 18 percent in IP services revenues. Mass Markets continues to expand its fiber-to-the-node (FTTN) footprint, ending the year with speeds of 12 Mbps or higher available to approximately one-third of the company’s residential households.  During the quarter, 92,000 customers added high-speed Internet services that utilize the fiber network, bringing total users to 713,000. At the end of the quarter, the Wholesale Markets segment had constructed fiber-based backhaul services to approximately 2,000 wireless towers.

“We continued to make solid progress, and I am pleased with the results we delivered in the fourth quarter and for the full year,” said Edward A. Mueller, Qwest chairman and CEO.  “We improved revenue trends, expanded margins and generated significant free cash flow, while aggressively deploying fiber-based services to meet the needs of our customers. We also made substantial progress toward the completion of our merger with CenturyLink having received approval in 18 states with approvals pending in four additional states and the FCC. While the timing of the receipt of these approvals cannot be predicted with certainty, we currently expect to receive all required approvals in the first quarter and are planning toward an April 1 closing date.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported consolidated net operating revenue of $2.9 billion in the fourth quarter.  Strategic services revenue increased 7 percent on a year-over-year basis, and data integration revenue increased 15 percent.  This growth was offset by an 11 percent annual decline in legacy services revenue.

Expense

For the fourth quarter, consolidated operating expenses decreased 3 percent year over year to $2.5 billion.  Excluding special items, total expenses declined 5 percent, as cost of sales declined 6 percent driven by lower network facilities expense and staffing reductions, and selling expense improved 6 percent mainly due to lower workforce levels. Normalized for special items, general and administrative expense declined 4 percent. Total employees at the end of the period were approximately 28,300, a decrease of 1 percent from the third quarter and 6 percent from the prior year.

Net (Loss) Income

Net loss for the fourth quarter was $161 million compared to net income of $108 million in the prior year. The current quarter includes pre-tax charges to operating expenses totaling $117 million for accelerated stock-based compensation, severance and realignment, a legal settlement, and merger-related expenses as listed in Attachment E. The current quarter also includes a $267 million pre- and post-tax charge to other income (expense) related to the conversion option on convertible notes that were redeemed in the fourth quarter. This charge is due to strong appreciation of Qwest’s stock price during the fourth quarter. The prior-year period includes pre-tax charges totaling $56 million for severance and realignment.

SEGMENT FINANCIAL RESULTS

Business Markets

Business Markets revenue increased 1 percent year over year and was flat sequentially.  The unit benefited from continued enterprise demand for IP services and strong data integration sales. In the quarter, new enterprise sales were up modestly from the prior-year quarter and down sequentially due to seasonal factors. Retention performance continued to be solid in the quarter. Strategic revenue grew 6 percent, while legacy services declined 9 percent year over year mainly due to lower local voice revenue and migration to newer generation data services.

Segment operating expense declined 3 percent year over year and 1 percent sequentially. The expense decrease is primarily due to improved sales productivity.

Business Markets income contribution increased 6 percent year over year and was steady with the third quarter. Segment income margin expanded to 41.0 percent, an increase of 210 basis points from the year-ago period.

For the full year, Business Markets revenue increased modestly from the prior year to $4.0 billion, driven by 24 percent growth in IP services and 8 percent growth in data integration.  Segment income improved 3 percent to $1.6 billion, and segment margin increased 120 basis points to 40.2 percent.

Mass Markets

Mass Markets continued to benefit from the company’s fiber-to-the-node deployment while maintaining a solid segment income margin to offset legacy voice top line pressures in the quarter.  Collectively, broadband, video and wireless total connections now exceed 5 million.  Consumer ARPU increased to $66, a 10 percent increase from the fourth quarter 2009.

Mass Markets segment revenue of $1.1 billion declined 4 percent from the fourth quarter 2009 and was down 1 percent sequentially. Strategic revenues, which represent one-third of total segment revenues, increased 8 percent year over year due to growth in broadband services, while legacy voice revenues decreased 9 percent.

Segment expenses decreased 3 percent from the year-ago period and 1 percent sequentially. The year-over-year improvement is mainly due to lower network operations, facilities costs and staffing.

Segment income for the quarter declined 6 percent compared to the year-ago period and 2 percent from the third quarter. Segment margin of 52.9 percent declined 80 basis points compared to the year-ago quarter and was flat sequentially.

For the full year, Mass Markets revenue declined 5 percent to $4.7 billion after adjusting for the change in the company’s wireless business model.  Strategic services revenue growth of 7 percent was offset by legacy revenue declines of 10 percent.  Segment income declined 5 percent, while segment margin improved 120 basis points to 53.1 percent for the year.

Mass Markets broadband subscribers totaled 2.9 million at the end of the fourth quarter.  Mass Markets added 92,000 FTTN subscribers in the quarter, ending the period with 713,000 subscribers, or 25 percent of the subscriber base. This growth was offset by a decline of 77,000 ATM-based DSL subscribers.

Verizon Wireless customers sold by and/or billed by Qwest reached 1.1 million, increasing 42,000 from the end of the third quarter.  Total DIRECTV video subscribers increased 40,000 in the quarter and now exceed 1 million.

Wholesale Markets

Wholesale Markets reported improved year-over-year revenue trends and strong margin expansion. The segment is benefiting from increased carrier demand for strategic services and an improved product mix.  Strategic services were approximately one-half of segment revenue in the quarter.

In the fourth quarter, segment revenue declined 7 percent year over year compared to an 8 percent annual decline reported in the third quarter.  Sequentially, revenue was down 2 percent.

Segment expenses decreased 18 percent from the year-ago period and 2 percent sequentially. The year-over-year improvement is primarily due to lower facilities costs and reduced staffing.

Wholesale Markets segment income remained flat with the fourth quarter 2009 and declined 2 percent from the third quarter.  Wholesale segment income margin of 68.0 percent increased 470 basis points year over year and 20 basis points sequentially, mainly due to improved product mix.

For the full year, segment revenue declined 9 percent primarily as growth in strategic services was offset by lower long-distance and local voice revenue.  Segment income declined 1 percent, while margin expanded 540 basis points to 67.6 percent.

The company continued to make solid progress in deploying fiber services to wireless cell sites. Construction has been completed on approximately 2,000 sites and the company has another 2,000 sites under contract to be deployed in future periods.

Capital Investment

Capital expenditures requiring cash were $398 million for the quarter and $1.5 billion for the full year. The company financed $192 million of additional capital investment through leasing in 2010, including $87 million in the fourth quarter.  Capital investment in the quarter was focused on key strategic projects including broadband services and fiber-based initiatives.

Balance Sheet

The company continued to strengthen its balance sheet and improve financial flexibility. During the quarter, Qwest redeemed the remaining $1.1 billion outstanding convertible senior notes due 2025 and settled the convert option with $616 million of cash.  Net debt was $11.6 billion at the end of the quarter, an improvement of $219 million compared to year-end 2009. Cash was $372 million at year end.  The company’s net debt-to-adjusted EBITDA leverage ratio was 2.6 times, an improvement from 2.7 times at the end of 2009.  Following the payment of $180 million maturing today, the company will have achieved the $3.5 billion debt reduction target that it announced in February 2010.

CenturyLink Merger Agreement

On April 22, 2010, Qwest and CenturyLink announced an agreement for CenturyLink to acquire Qwest in a tax-free, stock-for-stock transaction. Under the terms of the agreement, Qwest shareholders will receive 0.1664 CenturyLink shares for each share of Qwest common stock they own at closing. On Aug. 24, 2010, shareholders of both companies overwhelmingly approved all proposals related to the merger between CenturyLink and Qwest.

In addition to approvals by CenturyLink and Qwest shareholders, the companies have received clearance from the U.S. Department of Justice and approval from 18 regulatory utility commissions. Reviews continue in 4 other states and at the Federal Communications Commission. The companies are planning toward an April 1 closing date.

Shareholder Returns

Qwest returned $139 million to shareholders in the fourth quarter through a dividend of 8 cents per share. In 2010, Qwest paid common stock dividends totaling $555 million. On Jan. 24, the Qwest board of directors declared a first quarter dividend of $0.08 per share. The quarterly dividend is payable on Feb. 25, 2011 to shareholders of record as of Feb. 18, 2011.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST. A live webcast, including a simultaneous slide presentation, and replay of the call is available at http://investor.qwest.com. Additional quarterly historical financial information can be found at http://investor.qwest.com/overview.

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic-fast Internet service, high-speed internet solutions, as well as home phone, Verizon Wireless, and DIRECTV® services. Fortune 500 companies and other large businesses and wholesale customers, as well as small businesses and governmental agencies, choose Qwest to deliver a full suite of network, data and voice services. Additionally, Qwest participates in Networx, the largest communications services contract in the world and is recognized as a leader in the network services market by leading technology industry analyst firms.

###

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions.  In addition, actual results could be affected by factors relating to our pending merger with CenturyLink, including but not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and our reports filed with the Securities and Exchange Commission.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:

Diane Reberger

303-992-1662

diane.reberger@qwest.com

Investor Contact:

Kurt Fawkes

303-992-0029

kurt.fawkes@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(UNAUDITED)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2010	2009	% Change	2010	2009	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$2,899	$2,994	(3.2)%	$11,730	$12,311	(4.7)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	943	1,017	(7.3)%	3,804	4,088	(6.9)%
Selling	414	453	(8.6)%	1,702	1,944	(12.4)%
General, administrative and other operating	560	495	13.1%	2,023	1,993	1.5%
Depreciation and amortization	555	579	(4.1)%	2,200	2,311	(4.8)%
Total operating expenses	2,472	2,544	(2.8)%	9,729	10,336	(5.9)%
Operating income	427	450	(5.1)%	2,001	1,975	1.3%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	240	279	(14.0)%	1,039	1,089	(4.6)%
Loss on embedded option in convertible debt	267	—	nm	475	—	nm
Loss on early retirement of debt	—	—	—%	45	—	nm
Other—net	1	(6)	nm	(8)	(17)	(52.9)%
Total other expense (income)—net	508	273	86.1%	1,551	1,072	44.7%
(Loss) income before income taxes	(81)	177	nm	450	903	(50.2)%
Income tax expense	80	69	15.9%	505	241	109.5%
Net (loss) income	$(161)	$108	nm	$(55)	$662	nm

(Loss) earnings per common share:
Basic	$(0.09)	$0.06	nm	$(0.03)	$0.38	nm
Diluted	$(0.09)	$0.06	nm	$(0.03)	$0.38	nm

Weighted average common shares outstanding:
Basic	1,734,967	1,715,257	1.1%	1,726,085	1,709,346	1.0%
Diluted	1,734,967	1,720,551	0.8%	1,726,085	1,713,498	0.7%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2010, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior year expenses in our condensed consolidated statements of operations have been reclassified to conform to the current year presentation. These changes resulted in $93 million and $370 million moving from the general, administrative and other operating expenses and selling expenses categories to cost of sales for the three and twelve months ended December 31, 2009, respectively. Please see further information regarding this change within our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
	2010	2009
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$372	$2,406
Accounts receivable—net	1,264	1,302
Deferred income taxes—net	234	538
Prepaid expenses and other	352	368
Total current assets	2,222	4,614

Property, plant and equipment—net	11,794	12,299
Capitalized software—net	947	911
Deferred income taxes—net	1,686	1,971
Other	571	585
Total assets	$17,220	$20,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$1,089	$2,196
Accounts payable	801	765
Accrued expenses and other	1,430	1,580
Deferred revenue and advance billings	551	556
Total current liabilities	3,871	5,097

Long-term borrowings—net	10,858	12,004
Post-retirement and other post-employment benefits obligations—net	2,476	2,479
Pension obligations—net	612	817
Deferred revenue	459	486
Other	599	675
Total liabilities	18,875	21,558

Stockholders’ deficit:
Preferred stock	—	—
Common stock	18	17
Additional paid-in capital	42,285	42,269
Treasury stock	(157)	(22)
Accumulated deficit	(43,425)	(42,953)
Accumulated other comprehensive loss	(376)	(489)
Total stockholders’ deficit	(1,655)	(1,178)
Total liabilities and stockholders’ deficit	$17,220	$20,380

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Years Ended
	December 31,
	2010	2009
	(Dollars in millions)

Operating activities:
Net (loss) income	$(55)	$662
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,200	2,311
Deferred income taxes	508	229
Provision for bad debt—net	86	130
Loss on embedded option in convertible debt	475	—
Loss on early retirement of debt	45	—
Stock-based compensation	93	40
Other non-cash charges—net	94	96
Changes in operating assets and liabilities:
Accounts receivable	(35)	35
Prepaid expenses and other current assets	58	(5)
Accounts payable, accrued expenses and other current liabilities	(23)	(157)
Deferred revenue and advance billings	(32)	(58)
Other non-current assets and liabilities	(47)	24
Cash provided by operating activities	3,367	3,307

Investing activities:
Expenditures for property, plant and equipment and capitalized software	(1,488)	(1,409)
Proceeds from sales or maturities of investment securities	943	18
Purchases of investment securities	(944)	—
Other	1	(15)
Cash used for investing activities	(1,488)	(1,406)

Financing activities:
Proceeds from long-term borrowings	775	1,270
Repayments of long-term borrowings, including current maturities	(3,379)	(827)
Proceeds from issuances of common stock	67	57
Dividends paid	(555)	(551)
Settlement of embedded option in convertible debt	(640)	—
Purchase of treasury stock	(136)	(3)
Early retirement of debt	(41)	—
Other	(4)	(6)
Cash used for financing activities	(3,913)	(60)

Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(2,034)	1,841
Beginning balance	2,406	565
Ending balance	$372	$2,406

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2010	2009 (1)	% Change	2010	2009 (1)	% Change
	(Dollars in millions)			(Dollars in millions)
Operating revenue (2):
Total segment revenue	$2,814	$2,905	(3.1)%	$11,350	$11,961	(5.1)%
Other revenue (primarily USF surcharges)	85	89	(4.5)%	380	350	8.6%
Total operating revenue	$2,899	$2,994	(3.2)%	$11,730	$12,311	(4.7)%

Total segment results (2) (3):
Total segment revenue	$2,814	$2,905	(3.1)%	$11,350	$11,961	(5.1)%
Total segment expenses	1,349	1,428	(5.5)%	5,463	5,974	(8.6)%
Total segment income	$1,465	$1,477	(0.8)%	$5,887	$5,987	(1.7)%
Total segment margin percentage	52.1%	50.8%		51.9%	50.1%

Revenue, expenses, income and margin percentage by segment (1) (2) (3):
Business markets:
Revenue:
Strategic services (4)	$434	$409	6.1%	$1,709	$1,584	7.9%
Legacy services (4)	413	453	(8.8)%	1,724	1,887	(8.6)%
Total strategic & legacy services	847	862	(1.7)%	3,433	3,471	(1.1)%
Data integration (4)	170	148	14.9%	604	557	8.4%
Total revenue	1,017	1,010	0.7%	4,037	4,028	0.2%
Expenses:
Data integration	112	99	13.1%	426	390	9.2%
Customer service	26	29	(10.3)%	102	113	(9.7)%
Facilities	195	201	(3.0)%	772	793	(2.6)%
Segment overhead	28	31	(9.7)%	125	124	0.8%
Network, engineering and other operating	98	97	1.0%	383	393	(2.5)%
Customer acquisition and provisioning	141	160	(11.9)%	608	646	(5.9)%
Total expenses	600	617	(2.8)%	2,416	2,459	(1.7)%
Income	$417	$393	6.1%	$1,621	$1,569	3.3%
Margin percentage	41.0%	38.9%		40.2%	39.0%
Mass markets:
Revenue:
Strategic services (4)	$382	$355	7.6%	$1,495	$1,398	6.9%
Legacy services (4)	766	841	(8.9)%	3,164	3,510	(9.9)%
Total strategic & legacy services	1,148	1,196	(4.0)%	4,659	4,908	(5.1)%
Qwest-branded wireless services (4)	—	4	nm	—	112	nm
Total revenue	1,148	1,200	(4.3)%	4,659	5,020	(7.2)%
Expenses:
Customer service	75	77	(2.6)%	302	372	(18.8)%
Facilities	29	36	(19.4)%	133	181	(26.5)%
Segment overhead	16	17	(5.9)%	62	69	(10.1)%
Network, engineering and other operating	253	261	(3.1)%	1,012	1,050	(3.6)%
Customer acquisition and provisioning	168	165	1.8%	677	743	(8.9)%
Total expenses	541	556	(2.7)%	2,186	2,415	(9.5)%
Income	$607	$644	(5.7)%	$2,473	$2,605	(5.1)%
Margin percentage	52.9%	53.7%		53.1%	51.9%
Wholesale markets:
Revenue:
Strategic services (4)	$328	$309	6.1%	$1,285	$1,235	4.0%
Legacy services (4)	321	386	(16.8)%	1,369	1,678	(18.4)%
Total revenue	649	695	(6.6)%	2,654	2,913	(8.9)%
Expenses:
Customer service	14	14	—%	53	88	(39.8)%
Facilities	115	151	(23.8)%	484	643	(24.7)%
Segment overhead	12	11	9.1%	43	48	(10.4)%
Network, engineering and other operating	49	56	(12.5)%	203	227	(10.6)%
Customer acquisition and provisioning	18	23	(21.7)%	78	94	(17.0)%
Total expenses	208	255	(18.4)%	861	1,100	(21.7)%
Income	$441	$440	0.2%	$1,793	$1,813	(1.1)%
Margin percentage	68.0%	63.3%		67.6%	62.2%

Capital expenditures (5):	$398	$386	3.1%	$1,488	$1,409	5.6%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	December 31,
	2010	2009	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	28,343	30,138	(6.0)%

Access lines (6)(7):
Business markets	1,872	2,003	(6.5)%
Mass markets	6,038	6,865	(12.0)%
Wholesale markets	945	1,057	(10.6)%
Total access lines	8,855	9,925	(10.8)%

Mass markets connections:
Access lines:
Consumer lines	4,945	5,675	(12.9)%
Small business lines	1,093	1,190	(8.2)%
Total access lines	6,038	6,865	(12.0)%
Other connections:
Broadband subscribers (7)(8)	2,914	2,812	3.6%
Video subscribers (7)(9)(10)	1,003	940	6.7%
Wireless subscribers (7)(10)	1,086	838	29.6%
Total other connections	5,003	4,590	9.0%
Total mass markets connections	11,041	11,455	(3.6)%

	Three Months Ended			Years Ended
	December 31,			December 31,
	2010	2009	% Change	2010	2009	% Change
Consumer ARPU (in dollars) (11):	$66	$60	10.0%	$64	$59	8.5%
Wholesale minutes of use from carriers and CLECs (in millions)	7,069	8,100	(12.7)%	29,863	34,325	(13.0)%

(1)  We have reclassified certain prior year segment amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility expenses, and various other expenses.

(4)  Our strategic services are primarily private line, broadband, Qwest iQ Networking®, hosting, video (including DIRECTV), Verizon Wireless services and VoIP.

Our legacy services are primarily local, long distance, access, traditional WAN and ISDN services.

Data integration is telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our government and business customers.

Our Qwest-branded wireless services were wireless services that we provided through our mass markets segment under an arrangement with a wireless services provider. This arrangement ended on October 31, 2009.

(5) Capital expenditures exclude assets acquired through capital leases.

(6) Total access lines include only those lines used to provide services to external customers and exclude lines used solely by us and our affiliates. We also exclude residential lines that we solely use to provide broadband services. As of December 31, 2009, we included in total access lines 403,000 lines used by us and our affiliates. We changed the way we report total access lines during the first quarter of 2010 to better reflect our ongoing operations and have restated access lines reported for the three and twelve months ended December 31, 2009, to conform to the current period presentation of excluding access lines used by us and our affiliates.

(7) We have changed the basis of how we count subscribers and access lines to better align with our revenue and have restated the subscriber counts and access lines reported as of December 31, 2009 to be on the same basis as the current period presentation. This change resulted in approximately 19,000 less broadband subscribers, 60,000 more video subscribers, 11,000 less wireless subscribers, and 62,000 more access lines than previously reported as of December 31, 2009.

(8) Broadband and wireless subscribers reflect a methodology adjustment to exclude business and wholesale markets customers. Business and wholesale markets had approximately 143,000 broadband subscribers and 1,000 wireless subscribers as of December 31, 2009.

(9) Video subscribers include customers who originally purchased video services through us, but later elected to not be billed by us. Prior to mid-2009 we ceased to earn revenue for these subscribers when they elected to not be billed by us. However, beginning in mid-2009 we began to earn an ongoing commission associated with these customers that we no longer bill so long as they remain active customers of DIRECTV. Because of the change in this commission we have begun to include them in our subscriber counts subsequent to the change in commission structure. This methodology change has increased our video subscribers by approximately 68,000 for the year ended December 31, 2010.

(10) We count video and wireless subscribers when we earn revenue associated with them. We receive:

• commissions where we sold the video or wireless service (whether we provided billing and collection services or not); and

• billing and collection fees where we provided billing and collection services.

(11) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from strategic and legacy services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in millions)
Operating revenue	$2,899	$2,994	$11,730	$12,311
Cost of sales (exclusive of depreciation and amortization)	(943)	(1,017)	(3,804)	(4,088)
Selling expenses	(414)	(453)	(1,702)	(1,944)
General, administrative and other operating expenses	(560)	(495)	(2,023)	(1,993)
EBITDA (1)	$982	$1,029	$4,201	$4,286

EBITDA—as adjusted (2):	$1,099	$1,085	$4,435	$4,415
Less: legal reserve	(19)	—	(19)	(16)
Less: adjustments to prior period assessments of USF fees	—	—	(15)	—
Less: realignment, severance and related costs	(25)	(56)	(95)	(113)
Less: accelerated stock-based compensation	(67)	—	(67)	—
Less: merger related	(6)	—	(38)	—

EBITDA (1):	982	1,029	4,201	4,286
Depreciation and amortization	(555)	(579)	(2,200)	(2,311)
Total other (expense) income—net	(508)	(273)	(1,551)	(1,072)
Income tax expense	(80)	(69)	(505)	(241)
Net (loss) income	$(161)	$108	$(55)	$662

EBITDA margin percentage—as adjusted (2):
EBITDA—as adjusted	$1,099	$1,085	$4,435	$4,415
Divided by total operating revenue	$2,899	$2,994	$11,730	$12,311
EBITDA margin percentage—as adjusted	37.9%	36.2%	37.8%	35.9%

EBITDA margin percentage (1):
EBITDA	$982	$1,029	$4,201	$4,286
Divided by total operating revenue	$2,899	$2,994	$11,730	$12,311
EBITDA margin percentage	33.9%	34.4%	35.8%	34.8%

Free cash flow from operations (3):
Cash provided by operating activities	$803	$876	$3,367	$3,307
Less: expenditures for property, plant and equipment and capitalized software	(398)	(386)	(1,488)	(1,409)
Free cash flow from operations	405	490	1,879	1,898
Add: certain one-time settlement payments	—	16	—	32
Add: accelerated severance	10	—	10	—
Add: merger related	11	—	35	—
Adjusted free cash flow from operations	$426	$506	$1,924	$1,930

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	December 31,	December 31,
	2010	2009
	(Dollars in millions)
Net debt (4):
Current portion of long-term borrowings	$1,089	$2,196
Long-term borrowings—net	10,858	12,004
Total borrowings—net	11,947	14,200
Less: cash and cash equivalents	372	2,406
Net debt	$11,575	$11,794

Ratio of net debt to annualized EBITDA—as adjusted (5):
Total net debt	$11,575	$11,794
Divided by annualized EBITDA—as adjusted	$4,435	$4,415
Ratio of net debt to annualized EBITDA—as adjusted	2.6	2.7

(1) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) EBITDA—as adjusted, annualized EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.

(4) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(5) The ratio of net debt to annualized EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.